HERITAGE BANKSHARES, INC.	150 Granby Street Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact:	Michael S. Ives
Phone:	757-648-1601

Heritage Bankshares, Inc. Announces Fourth Quarter and Full Year 2012 Net Income

Norfolk, Va.: January 30, 2013 - Heritage Bankshares, Inc. (“Heritage”; the “Company”) (OTCQB: HBKS), the parent of Heritage Bank (the “Bank”), today announced unaudited financial results for the fourth quarter and full year of 2012.

The Company’s net income for the fourth quarter of 2012 was $463,000 compared to $670,000 for the fourth quarter of 2011, a decrease of $207,000. Net income available to common shareholders was $412,000 for the fourth quarter of 2012, a decrease of $238,000 from net income available to common shareholders of $650,000 for the fourth quarter of 2011. Earnings per diluted common share were $0.18 for the fourth quarter of 2012 compared to $0.28 for the fourth quarter of 2011.

The Company’s net income for the full year 2012 was $2,328,000, a decrease of $40,000 over net income of $2,368,000 for the year 2011. Net income available to common shareholders was $2,191,000 for 2012, an increase of $404,000 from net income available to common shareholders of $1,787,000 for 2011. For 2012, the Company’s earnings per diluted common share were $0.94 compared to $0.77 for 2011, an increase of $0.17 per diluted common share, or 22.1%.

Michael S. Ives, President and CEO of the Company and the Bank, commented:

“During the third quarter of 2012, we evaluated various options to deal with the prolonged ultra-low interest rate environment that continues to prevail today. We tried to determine the most appropriate mix of investments in loans and financial instruments, as well as the most efficient structure for the Company in order to enhance our core banking business. Even though we suspected a delay in the implementation of our investment strategy would negatively impact our net interest spread and net interest margin in the third and fourth quarters of 2012, we wanted to complete our analysis before making any substantial changes in our investment portfolio. We developed a three-prong plan that we began to implement in the fourth quarter of 2012.

The first component in our plan was to invest our excess cash which was continuing to inflow from our core clients, in bank deposits and medium-term securities in an effort to limit our interest rate risk exposure and the resulting mark-to-market losses when interest rates begin to rise. This group of investments should increase the yield on our excess cash from 0.25% at the Federal Reserve Bank of Richmond to at least 1% with, what we feel is, only a moderate increase in our interest rate risk exposure.

Secondly, we decided to focus as many of our resources as possible on business banking services and to eliminate or curtail the allocation of resources to unrelated or auxiliary banking services. We are prepared to incur whatever costs and dislocations this might entail during 2013 to complete the transformation of our Company to a bank focused almost exclusively on the core banking needs of business clients rather than consumer clients.

The final component of our plan was to continue our focus on asset quality, regardless of its impact on new loan originations. Given the prevailing low interest rates, we saw no benefit to the Company in becoming more aggressive on credit to generate more loans. Rather, we felt that we must preserve and, if possible, even enhance our asset quality and be willing to accept lower yields and longer terms to generate loans of the highest quality. In other words, we were willing to accept limited growth in our loan portfolio and undertake some additional interest rate risk in that portfolio, but we had no appetite for increasing our credit risk in this environment of low interest rates and slow economic growth.

As noted above, we started to implement our plan in the fourth quarter. At September 30, 2012, we had only $13.7 million in certificates of deposit with other banks. We increased this amount to $35.9 million at December 31, 2012, with an average balance of $26.7 million in the fourth quarter. We plan to continue making investments in certificates of deposits in other banks and in medium-term securities throughout 2013 to reduce our cash held by the Federal Reserve to a level commensurate with our operational needs. We expect that these investments will help improve our net interest margin and net interest spread in the first quarter of 2013 as a result of the increase in yield on our cash.

Also in the fourth quarter, we took several steps intended to increase our efficiency. We renegotiated our data processing contract with our core services provider, which should reduce our data processing expenses by approximately $239,000 in 2013. We unwound our relationship with our provider of retail brokerage and investment services and wrote-off our investment in one real estate owned (REO) property that had proven difficult and costly to manage. Finally, we began the process of deregistering our stock with the Securities and Exchange Commission.

All of these initiatives impacted our net income for the fourth quarter. We incurred (a) approximately $18,000 in professional fees relating to the data processing contract and SEC deregistration, (b) approximately $64,000 in REO expense, and (c) $31,000 for a Community Reinvestment Act contribution, though these expenses were partially offset by a gain of approximately $30,000 from the sale of our interest in our former brokerage and investment firm.

We expect that growth in our loan portfolio will be moderate over time, but will be sporadic between calendar quarters and even within quarters. For example, while we increased our gross loans by 3.6% for 2012, much of this growth occurred late in the year. At September 30, 2012 our gross loans were $215.2 million, and at December 31, 2012 our gross loans were $223.0 million. However, during the fourth quarter, our average gross loans were $214.7 million, which demonstrates that the increase in our loan portfolio occurred primarily in December 2012. In other words, our net interest income in the fourth quarter benefited very little from the overall increase in our loan portfolio that occurred during that quarter.

During 2013, we expect to announce other initiatives designed to increase our efficiency, reduce our expenses and focus our operations even more closely on our core business banking services.

We cannot help but reflect that the period of 2012-2013 seems similar in may respects to the period of 2005-2006. In 2005-2006, many community banks thought that the appreciation of real estate would be endless. These community banks reacted to that market environment by excessive lending on real estate. Now, to many community banks, there appears to be no end in sight for this period of ultra-low interest rates. These community banks are taking material amounts of interest rate risk, asset quality risk and/or mortgage banking risk for short-term profits. Our Company chose to forego short-term profits in 2005-2006 from real estate finance, and we have chosen to forego short-term profits in 2012-2013 from relying on the assumption that this ultra-low interest rate environment will continue indefinitely. Our way of doing business has served us well in the past and we believe it will serve us well in the years ahead.”

Comparison of Operating Results for the Three Months Ended December 31, 2012 and 2011

Overview. The Company’s pretax income was $635,000 for the fourth quarter of 2012, compared to pretax income of $942,000 for the fourth quarter of 2011, a decrease of $307,000. An $87,000 reduction in noninterest expense only partially offset a decrease of $321,000 in net interest income.

Net Interest Income. The Company’s net interest income before provision for loan losses decreased by $321,000, comparing the fourth quarters of 2012 and 2011. Our average loan portfolio increased by $2.7 million, from $212.0 million in the fourth quarter of 2011 to $214.7 million in the fourth quarter of 2012, while our average overnight funds increased by $25.3 million and our average investment in securities available for sale and other interest-earning assets (excluding loans and overnight funds) decreased by $3.1 million, for a net increase in interest-earning assets of $24.9 million comparing the two quarters. Average interest-bearing liabilities increased by $14.7 million from $173.3 million in the fourth quarter of 2011 to $188.0 million in the fourth quarter of 2012, resulting primarily from a $15.7 million increase in average interest-bearing deposits. The average yield on our interest-earning assets was adversely impacted by lower yields on loans and an increase in the average balance of other interest-earning assets, which was only partially offset by a decrease in the average cost of our interest-bearing liabilities. As a result, our interest rate spread decreased by 66 basis points from 3.58% in the fourth quarter of 2011 to 2.92% in the fourth quarter of 2012, and our net interest margin decreased by 71 basis points from 3.85% in the fourth quarter of 2011 to 3.14% in the fourth quarter of 2012.

Provision for Loan Losses. There was no provision for loan losses in the quarter ending December 31, 2012 compared to a $59,000 reduction in the provision for loan losses in the quarter ending December 31, 2011.

Noninterest Income. Total noninterest income decreased by $14,000, from $241,000 in the fourth quarter of 2011 to $227,000 in the fourth quarter of 2012. This decrease is primarily attributable to a $19,000 decrease in service charges on deposit accounts.

Noninterest Expense. Total noninterest expense was $2,004,000 for the fourth quarter of 2012, an $87,000 decrease from the fourth quarter of 2011, primarily due to a $128,000 decrease in compensation expense in the fourth quarter of 2012.

Income Taxes. The Company’s income tax expense for the fourth quarter of 2012 was $172,000, reflecting an effective tax rate of 27.1%, compared to income tax expense of $272,000 and an effective tax rate of 28.9%, for the fourth quarter of 2011. This reduction in effective tax rate was attributable to increases in tax-exempt interest income and other non-taxable income.

Net Income Available to Common Stockholders. The dividend rate on our SBLF program preferred stock was 2.60% for the fourth quarter of 2012, resulting in an SBLF preferred stock dividend of $51,000 compared to a $20,000 SBLF preferred stock dividend for the fourth quarter of 2011. Net income available to common stockholders was $412,000 for the fourth quarter of 2012, compared to $650,000 for the fourth quarter of 2011, a decrease of $238,000, or $0.10 per diluted common share.

Comparison of Operating Results for the Twelve Months Ended December 31, 2012 and 2011

Overview. The Company’s pretax income was $3,249,000 for the year ended December 31, 2012, compared to pretax income of $3,502,000 for the year ended December 31, 2011, a decrease of $253,000. This decrease resulted primarily from a $694,000 decrease in net interest income partially offset by a $317,000 increase in noninterest income and a $174,000 decrease in noninterest expense between the two years. The Company’s effective tax rate for 2012 was 28.3% compared to an effective tax rate of 32.4% for 2011.

Net Interest Income. The Company’s net interest income before provision for loan losses decreased by $694,000, comparing the years 2012 and 2011. Our average loan portfolio remained unchanged at $215.0 million for the respective twelve-month periods ending December 31, 2012 and 2011. Our average investment in overnight funds increased by $13.7 million and our average investment in securities available for sale and other interest-earning assets (excluding loans and overnight funds) increased by $8.5 million, for a net increase in average interest-earning assets of $22.2 million comparing the two twelve-month periods. Average interest-bearing liabilities increased by $15.5 million from $160.2 million in 2011 to $175.7 million in 2012, resulting primarily from a $16.3 million increase in average interest-bearing deposits. The average yield on our interest-earning assets was adversely impacted by lower yields on loans and an increase in the average balance of investment securities and other interest-earning assets, which was only partially offset by a decrease in the average cost of interest-bearing liabilities. As a result, our interest rate spread decreased by 44 basis points from 3.80% in 2011 to 3.36% in 2012, and our net interest margin decreased by 54 basis points from 4.12% in 2011 to 3.58% in 2012.

Provision for Loan Losses. Provision for loan losses was $35,000 for 2012 compared to a $15,000 reduction in provision for loan losses for 2011.

Noninterest Income. Total noninterest income increased by $317,000, from $868,000 in 2011 to $1,185,000 in 2012. The primary factors contributing to this increase were a $197,000 increase in gains on the sale of investment securities and a $184,000 increase in income from bank-owned life insurance in 2012.

Noninterest Expense. Total noninterest expense decreased by $174,000, from $8,324,000 in 2011 to $8,150,000 in 2012, primarily attributable to decreased compensation expense of $232,000.

Income Taxes. The Company’s income tax expense for 2012 was $921,000, reflecting an effective tax rate of 28.3%, compared to income tax expense of $1,134,000 and an effective tax rate of 32.4% for 2011. This reduction in effective tax rate was primarily attributable to an increase in tax-exempt interest income and other non-taxable income.

Net Income Available to Common Stockholders. After the impact of dividends on our preferred stock, net income available to common shareholders was $2,191,000 for 2012, or earnings per diluted common share of $0.94, compared to net income available to common stockholders of $1,787,000 for 2011, or earnings per diluted common share of $0.77, an increase of $404,000, or $0.17 per diluted common share. This increase in earnings available to common stockholders is primarily attributable to qualified loan growth which resulted in a 1.75% average dividend rate on our SBLF preferred stock in 2012, compared to accelerated accretion of the discount on outstanding TARP preferred stock and the associated average dividend rate of 7.07% in 2011.

Financial Condition of the Company

Total Assets. The Company’s total assets increased by $42.0 million, or 14.2%, from $294.6 million at December 31, 2011 to $336.6 million at December 31, 2012. The increase in assets resulted primarily from a $36.2 million increase in our aggregate cash, securities available for sale, interest-bearing deposits in other banks and federal funds sold, together with a $7.8 million increase in loans held for investment, net.

Investments. Securities available for sale decreased by $24.1 million, from $45.3 million at December 31, 2011 to $21.2 million at December 31, 2012. Overnight funds increased by $24.6 million and certificates of deposit, interest-bearing deposits in other banks (excluding overnight funds), and federal funds sold increased by a total of $35.3 million, with a resulting aggregate increase in such investment balances from $8.7 million at December 31, 2011 to $68.6 million at December 31, 2012.

Loans. Loans held for investment, net, were $221.0 million at December 31, 2012, an increase of $7.8 million from our loan balance of $213.2 million at December 31, 2011.

Asset Quality. Nonperforming assets were $699,000, or 0.21% of total assets, at December 31, 2012, compared to $1,719,000 in nonperforming assets, or 0.58% of total assets, at December 31, 2011. Accruing loans past due 90 days or more consisted of one residential 1-4 loan and other real estate owned consisted of a bank branch site that we no longer plan to utilize.

Deposits. Total deposits at December 31, 2012 were $295.2 million compared to $250.0 million at December 31, 2011, an increase of $45.2 million, or 18.1%. Core deposits, which are comprised of noninterest-bearing, money market, NOW and savings deposits, increased by $65.9 million, or 32.0%, from $205.6 million at December 31, 2011 to $271.5 million at December 31, 2012. Noninterest-bearing deposits increased by $18.7 million to $111.5 million at December 31, 2012 and, as a percentage of total deposits, noninterest-bearing deposits increased from 37.1% at December 31, 2011 to 37.8% at December 31, 2012.

Average total deposits increased by $28.1 million, or 11.5%, from $244.3 million for the twelve-month period ended December 31, 2011 to $272.4 million for the twelve-month period ended December 31, 2012. Average core deposits increased by $46.1 million, or 23.6%, over the comparable twelve-month periods. Average noninterest-bearing deposits increased by $11.8 million, from $88.4 million in the twelve-month period ending December 31, 2011 to $100.2 million in the twelve-month period ending December 31, 2012. As a percentage of average total deposits, average noninterest-bearing deposits increased slightly from 36.2% at December 31, 2011 to 36.8% at December 31, 2012.

Borrowed Funds. Borrowed funds decreased by $3.2 million, from $6.3 million at December 31, 2011 to $3.1 million at December 31, 2012.

Capital. Stockholders’ equity increased by $237,000, from $36,437,000 at December 31, 2011 to $36,674,000 at December 31, 2012, primarily due to an increase in earnings, partially offset by a $333,000 decrease in accumulated other comprehensive income related to the reduction of our securities available for sale portfolio and an $819,000 special dividend declared in the fourth quarter of 2012.

Certain reclassifications have been made to prior period financial statements to conform them to the current period presentation.

The tables attached to and incorporated within this release present in greater detail certain of the unaudited financial information described above.

About Heritage

Heritage is the parent company of Heritage Bank (www.heritagebankva.com). Heritage Bank has four full-service branches in the city of Norfolk, two full-service branches in the city of Virginia Beach, and one full service branch in the city of Chesapeake.

Forward Looking Statements

The press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage’s actual results, performance, achievements, and business strategy to differ materially from the anticipated results, performance, achievements or business strategy expressed or implied by such forward-looking statements. Factors that could cause such actual results, performance, achievements and business strategy to differ materially from anticipated results, performance, achievements and business strategy include: general and local economic conditions, competition, significant increases in capital requirements or other significant changes in regulatory requirements, customer demand for Heritage’s banking products and services, and the risks and uncertainties described in Heritage’s most recent Form 10-K filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HERITAGE BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	At December 31,
	2012	2011
	(unaudited)	(audited)
ASSETS

Cash and due from banks	$5,746	$5,335
Interest-bearing deposits in other banks	32,717	8,646
Federal funds sold	25	33

Total cash and cash equivalents	38,488	14,014
Certificates of deposit in other banks	35,892	—
Securities available for sale, at fair value	21,162	45,310
Loans, net
Held for investment, net of allowance for loan losses	220,962	213,183
Accrued interest receivable	624	694
Stock in Federal Reserve Bank, at cost	594	591
Stock in Federal Home Loan Bank of Atlanta, at cost	440	834
Premises and equipment, net	10,602	11,029
Other real estate owned	210	1,719
Bank-owned life insurance	5,690	5,616
Other assets	1,954	1,676

Total assets	$336,618	$294,666

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Deposits
Noninterest-bearing	$111,518	$92,839
Interest-bearing	183,628	157,139

Total deposits	295,146	249,978

Federal Home Loan Bank Advances	—	4,000
Securities sold under agreements to repurchase	2,605	1,502
Other borrowings	465	782
Accrued interest payable	33	83
Other liabilities	1,695	1,884

Total liabilities	299,944	258,229

Stockholders’ equity
Senior non-cumulative perpetual preferred stock, Series C, 7,800 shares and outstanding at both December 31, 2012 and December 31, 2011, respectively	7,800	7,800

Common stock, $5 par value - 6,000,000 shares authorized; 2,275,891 and 2,304,965 shares issued and outstanding at December 31, 2012 and December 31, 2011, respectively	11,380	11,525
Additional paid-in capital	6,761	6,704
Retained earnings	10,625	9,967
Accumulated other comprehensive income, net	108	441

Total stockholders’ equity	36,674	36,437

Total liabilities and stockholders’ equity	$336,618	$294,666

HERITAGE BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(audited)
Interest income
Interest income and fees on loans	$2,426	$2,724	$10,166	$11,267
Interest on taxable investment securities	108	285	824	798
Other interest and dividend income	125	29	231	141

Total interest income	2,659	3,038	11,221	12,206

Interest expense
Deposits	242	296	943	1,219
Borrowings	5	9	29	44

Total interest expense	247	305	972	1,263

Net interest income	2,412	2,733	10,249	10,943

Provision for loan losses	—	(59)	35	(15)

Net interest income after provision for loan losses	2,412	2,792	10,214	10,958

Noninterest income
Service charges on deposit accounts	56	75	252	334
Late charges and other fees on loans	21	71	98	129
Gain on sale of investment securities	—	—	284	87
Income from bank-owned life insurance	42	19	203	19
Other	108	76	348	299

Total noninterest income	227	241	1,185	868

Noninterest expense
Compensation	972	1,100	4,151	4,383
Data processing	159	145	630	580
Occupancy	219	216	887	838
Furniture and equipment	132	145	579	583
Taxes and licenses	79	86	318	338
Professional fees	90	76	332	366
FDIC assessment	39	33	155	170
Loss on sale or impairment of other real estate owned	30	53	70	54
Other	284	237	1,028	1,012

Total noninterest expense	2,004	2,091	8,150	8,324

Income before provision for income taxes	635	942	3,249	3,502

Provision for income taxes	172	272	921	1,134

Net income	$463	$670	$2,328	$2,368
Preferred stock dividend and accretion of discount	$(51)	$(20)	$(137)	$(581)

Net income available to common stockholders	$412	$650	$2,191	$1,787

Earnings per common share
Basic	$0.18	$0.28	$0.96	$0.78

Diluted	$0.18	$0.28	$0.94	$0.77

Dividends per share	$0.42	$0.06	$0.60	$0.24

Weighted average shares outstanding - basic	2,275,891	2,304,112	2,290,533	2,305,267
Effect of dilutive equity awards	52,650	8,688	50,201	10,606

Weighted average shares outstanding - diluted	2,328,541	2,312,800	2,340,734	2,315,873

HERITAGE BANKSHARES, INC.

OTHER SELECTED FINANCIAL INFORMATION

(Unaudited)

(in thousands, except share, per share data, and ratios)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Financial ratios
Annualized return on average assets (1)	0.55%	0.87%	0.74%	0.83%
Annualized return on average common equity (2)	6.24%	9.36%	7.96%	8.46%
Average equity to average assets	11.11%	11.83%	11.76%	12.63%
Equity to assets, at period-end	10.89%	12.37%	10.89%	12.37%
Net interest margin (3)	3.14%	3.85%	3.58%	4.12%

Per common share
Earnings per share - basic	$0.18	$0.28	$0.96	$0.78
Earnings per share - diluted	$0.18	$0.28	$0.94	$0.77
Book value per share	$12.69	$12.42	$12.69	$12.42
Dividends declared per share	$0.42	$0.06	$0.60	$0.24

Common stock outstanding	2,275,891	2,304,965	2,275,891	2,304,965
Weighted average shares outstanding - basic	2,275,891	2,304,112	2,290,533	2,305,267
Weighted average shares outstanding - diluted	2,328,541	2,312,800	2,340,734	2,315,873

Asset quality
Nonaccrual loans	$—	$—	$—	$—
Accruing loans past due 90 days or more	489	—	489	—

Total nonperforming loans	489	—	489	—

Other real estate owned, net	210	1,719	210	1,719

Total nonperforming assets	$699	$1,719	$699	$1,719

Nonperforming assets to total assets	0.21%	0.58%	0.21%	0.58%

Allowance for loan losses
Balance, beginning of period	$2,075	$2,153	$2,091	$2,090
Provision for loan losses	—	(59)	35	(15)
Loans charged-off	—	(3)	(71)	(34)
Recoveries	—	—	20	50

Balance, end of period	$2,075	$2,091	$2,075	$2,091

Allowance for loan losses to gross loans held for investment, net of unearned fees and costs	0.93%	0.97%	0.93%	0.97%

(1)	Return is defined as net income, after tax, before preferred stock dividend and accretion of discount divided by average total assets.
(2)	Return is defined as net income, after tax, before preferred stock dividend and accretion of discount divided by average common equity.
(3)	Tax equivalency calculations have been included in the computation of net interest margin and net interest spread.